EXHIBIT 99-1

                (WPS RESOURCES CORPORATION LETTERHEAD)



For Release:     For more information, see attached table or contact:
October 20, 1997                           Ralph G. Baeten, Treasurer
                                            WPS Resources Corporation
                                                       (920) 433-1449


                         WPS RESOURCES CORPORATION

                 ANNOUNCES THIRD QUARTER FINANCIAL RESULTS


Green Bay, WI -- Third quarter earnings per average share of common stock of WPS Resources Corporation (the "Company") for the three months ended September 30, 1997, were $0.54 compared to $0.43 for the corresponding period in 1996. Net income for the three months ended September 30, 1997, was $12.9 million compared to $10.4 million for the third quarter of 1996. Net income for the three months ended September 30, 1997, at Wisconsin Public Service Corporation ("WPSC"), the Company's principal subsidiary, was $14.7 million compared to $12.9 million for the same period in 1996.


                    Explanation of Earnings Per Share Changes
         Between Quarters Ended September 30, 1997 and September 30, 1996

                                                             DOLLAR        EARNINGS PER
                                                             IMPACT        SHARE IMPACT
                                                          (Before Tax)     (After Tax)

Decrease in Electric Utility Margin                      ($6.1 million)      ($0.15)
Increase in Gas Utility Margin                            $0.8 million        $0.02
Net Increase in Non-Regulated Gross Margin                $3.0 million        $0.08
Decrease in Other Operating Expenses                      $8.0 million        $0.20
Increase in Depreciation and Decommissioning Expenses    ($3.9 million)      ($0.10)
Increase in Other Income                                  $1.7 million        $0.04
Decrease in Other Items                                   $0.8 million        $0.02
                                                                              -----
Total Earnings Per Share Impact                                               $0.11
                                                                              =====

                                         /MORE/

WPSR Financial Results
October 20, 1997
Page 2


     Operating revenues were $185.2 million for the third quarter of 1997 compared to $179.0 million for the third quarter of 1996. Electric utility revenues at WPSC decreased $4.9 million while gas utility revenues remained relatively stable. Utility revenues reflect the implementation of a Public Service Commission of Wisconsin ("PSCW") rate order on February 21, 1997, which authorized an 8.1% decrease in electric rates and a 2.7% increase in gas rates. Overall, electric sales at WPSC increased by 2.6% in spite of a 19.8% decrease in cooling degree days. Sales to commercial and industrial customers increased 4.5%. Non-regulated revenues increased $11.4 million.

     Lower electric utility margins of 6.6% were due to the rate decrease and to higher fuel costs. Generation increased 5.4% primarily as a result of WPSC's Kewaunee Nuclear Power Plant
("Kewaunee") returning to service in mid-June 1997 having been off-line since September 1996. WPSC is the operator and 41.2% owner of Kewaunee.

     Higher gas utility margins of 10.9% were due primarily to the rate increase.

     Increased non-regulated gross margin was due largely to higher gas sales of $10.6 million and higher electric sales of $0.5 million at WPS Energy Services, Inc. ("ESI"), the Company's energy marketing subsidiary. Non-regulated energy cost of sales increased $8.4 million due primarily to increased gas purchases at ESI.

     The decrease in other operating expenses represents lower customer service expenses of $3.0 million, lower administrative expenses of $2.2 million, and lower electric operating expenses of $2.1 million at WPSC. Lower customer service and administrative expenses were the result of several cost control efforts and lower benefit expenses. Lower electric operating expenses included a decrease of $1.9 milliom due to the completion in 1996 of the amortization related to a deferred coal and rail contract settlement.

     The decrease in other items at the Company was comprised largely of lower maintenance expenses at WPSC of $1.7 million, including lower electric transmission and distribution maintenance and decreased maintenance expense at Kewaunee which had been off-line in the third quarter of 1996.


                                 /MORE/

WPSR Financial Results
October 20, 1997
Page 3


     Depreciation and decommissioning expenses increased due to the accelerated recovery of WPSC's investment in Kewaunee and accelerated funding of Kewaunee decommissioning costs effective with the February 1997 rate order.

     The increase in other income was due primarily to a $1.5 million loss recorded at the non-regulated subsidiaries in the third quarter of 1996 related to an industrial processing facility investment.

     Year-to-date 1997 earnings per average share of common stock of the Company were $1.71 compared to $1.84 for the corresponding period in 1996. Operating revenues for the nine-month period ending September 30, 1997, were $639.6 million and net income for the period was $40.7 million. Whereas, operating revenues for the nine-month period ending September 30, 1996 were $612.2 million and net income
for the period was $44.0 million.   Year-to-date net income at WPSC
was $45.9 million for 1997 compared to $47.7 million for 1996.

     The primary reasons for the decrease in year-to-date earnings at the Company were increased depreciation and decommissioning expenses and a 6.8% decrease in electric utility margins at WPSC resulting from higher replacement power costs during the first and second quarters of 1997 while Kewaunee was out of service and implementation of an electric rate decrease. Partially offsetting these decreases to earnings were decreased operating expenses including $5.8 million related to the 1996 completion of amortization on a coal and rail contract settlement, increased other income including a 1997 gain on the sale of non-utility property at WPSC equal to approximately $.07 per share and a 1996 loss on investment of approximately $.05 per share, increased non-regulated gross margin, and increased gas utility margin.

                                 /MORE/

WPSR Financial Results
October 20, 1997
Page 4




                    Explanation of Earnings Per Share Changes
         Between Year-to-Date September 30, 1997 and September 30, 1996

                                                             DOLLAR         EARNINGS PER
                                                             IMPACT         SHARE IMPACT
                                                          (Before Tax)      (After Tax)

Decrease in Electric Utility Margin                      ($17.9 million)     ($0.45)
Increase in Gas Utility Margin                            $  .6 million       $0.02
Net Increase in Non-Regulated Gross Margin                $ 5.0 million       $0.13
Decrease in Other Operating Expenses                      $11.7 million       $0.29
Increase in Depreciation and Decommissioning Expenses    ($ 9.0 million)     ($0.23)
Increase in Other Income                                  $ 5.5 million       $0.14
Increase in Other Items                                   ($1.2 million)     ($0.03)
                                                                              -----
Total Earnings Per Share Impact                                              ($0.13)
                                                                              =====

                                 \\END\\

WPS RESOURCES CORPORATION
EARNINGS ANALYSIS

(THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 QUARTER ENDED           %          YEAR-TO-DATE            %        12-MONTHS-ENDED         %
                                  SEPTEMBER 30        CHANGE        SEPTEMBER 30         CHANGE       SEPTEMBER 30        CHANGE
                               1997         1996                 1997        1996                   1997        1996

REVENUES                     $185,225     $178,980     3.5%    $639,598    $612,198       4.5%    $885,654    $815,434      8.6%
OPERATING EXPENSES            158,835      156,464     1.5%     564,319     527,825       6.9%     796,406     703,777     13.2%
                             --------     --------             --------    --------               --------    --------
OPERATING INCOME               26,390       22,516    17.2%      75,279      84,373     -10.8%      89,248     111,657    -20.1%
OTHER INCOME/(DEDUCTIONS)       1,708         (142)      -        8,954       2,806     219.1%       8,030       3,948    103.4%
                             --------     --------             --------    --------               --------    --------
INCOME BEFORE INTEREST
  AND TAXES                    28,098       22,374    25.6%      84,233      87,179      -3.4%      97,278     115,605    -15.9%
INTEREST EXPENSE                6,475        6,061     6.8%      19,180      18,112       5.9%      26,068      24,439      6.7%
INCOME TAXES                    7,942        5,150    54.2%      22,011      22,709      -3.1%      23,660      30,523    -22.5%
PREFERRED STOCK DIVIDENDS
  OF SUBSIDIARY                   778          778     0.0%       2,333       2,333       0.0%       3,111       3,111      0.0%
                             --------     --------             --------    --------               --------    --------
NET INCOME                   $ 12,903     $ 10,385    24.2%    $ 40,709    $ 44,025      -7.5%    $ 44,439    $ 57,532    -22.8%
                             ========     ========             ========    ========               ========    ========
AVERAGE SHARES OF
  COMMON STOCK                 23,870       23,893    -0.1%      23,875      23,893       0.0%      23,877      23,894      0.0%
EARNINGS PER SHARE              $0.54        $0.43    25.6%       $1.71       $1.84      -7.1%       $1.86       $2.41    -22.8%
HEATING DEGREE DAYS               303          251    20.7%       5,433       5,577      -2.6%       8,422       8,589     -1.9%
COOLING DEGREE DAYS               178          222   -19.8%         248         352     -29.5%         248         353    -29.7%


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